EXHIBIT 4.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment No. 1 to Amended and Restated Rights Agreement (this "Amendment"), is made and entered into as of October 30, 2014, by and between STANDARD PACIFIC CORP., a Delaware corporation (the "Company"), and COMPUTERSHARE INC., a Delaware corporation, as successor to MELLON INVESTOR SERVICES LLC, as rights agent (the "Rights Agent").
RECITALS
WHEREAS, the Company and the Rights Agent are parties to the Amended and Restated Rights Agreement, dated as of December 20, 2011 (the "Rights Agreement");
WHEREAS, on October 27, 2014, the Board of Directors of the Company (the "Board") determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein; and
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board may from time to time, without the approval of any holders of Rights, supplement or amend any provision of the Rights Agreement in any manner, whether or not such supplement or amendment is adverse to any holder of Rights, until the earlier of the date of the first Section 11(a)(ii) Event, the date of the first Section 13(a) Event, the Redemption Date and the Expiration Date.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

A.	AMENDMENT TO SECTION 1.
a.	The definition of "Beneficial Owner" and "Beneficially Own" in Section 1(b) of the Rights Agreement is amended and restated to read in its entirety as follows:
(b)            A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "Beneficially Own" any securities:
(i)            that such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 promulgated under the Exchange Act;
(ii)            that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately, or only after the passage of time, compliance with regulatory requirements, the fulfillment of a condition or otherwise) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights described in clause (C) below), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, (A) securities tendered pursuant to a tender offer or exchange offer made in accordance with the rules and regulations promulgated under the Exchange Act by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; (B) securities issuable upon exercise of Rights at any time prior to the earliest of the date of the first Section 11(a)(ii) Event or the date of the first Section 13(a) Event, or (C) securities issuable upon exercise of Rights from and after the occurrence of the first Section 11(a)(ii) Event or the first Section 13(a) Event, which Rights were acquired by such Person or any of such Person's Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(f) or Section 22 hereof ("Original Rights") or pursuant to Section 11(i) or Section 11(n) hereof in connection with an adjustment made with respect to Original Rights;
(iii)            that such Person or any such Person's Affiliates or Associates has the right to vote or dispose of, directly or indirectly, whether alone or in concert with others, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security if the agreement, arrangement or understanding to vote such security (A) arises solely from a revocable proxy given to such Person or any of such Person's Affiliates or Associates in response to a public proxy solicitation made pursuant to and in accordance with the applicable rules and regulations promulgated under the Exchange Act, and (B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);
(iv)            that are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (other than voting pursuant to a revocable proxy as described in the proviso to clause (iii) of this definition of "Beneficial Owner") or disposing of any Voting Shares; or
(v)            which are "beneficially owned" (within the meaning of clauses (i)-(iv) above), directly or indirectly, by a Counterparty (or any of such Counterparty's Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person's Affiliates or Associates is a Receiving Party; provided, however, that the number of Voting Shares that a Person is deemed to beneficially own pursuant to this clause (v) in connection with a particular Derivatives Contract shall not exceed the number of Notional Voting Shares with respect to such Derivatives Contract; provided, further, that the number of securities beneficially owned by each Counterparty (including its Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause (v) be deemed to include all securities that are beneficially owned, directly or indirectly, by any other Counterparty (or any of such other Counterparty's Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty's Affiliates or Associates) is a Receiving Party, with this proviso being applied to successive Counterparties as appropriate.
Notwithstanding anything to the contrary in this Section 1(b), nothing in this Section 1(b) shall cause a Person engaged in business as an underwriter of securities to be deemed to be the Beneficial Owner of, or to Beneficially Own, any securities acquired or which such Person has the right to acquire through such Person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition, and then only if such securities continue to be owned by such Person at such expiration of 40 days.
b.	The definition of "BNYM" in Section 1(c) of the Rights Agreement is deleted in its entirety.
c.	The definition of "Expiration Date" in Section 1(p) of the Rights Agreement is amended and restated to read in its entirety as follows:
(p)            "Expiration Date" shall mean the Close of Business on December 31, 2017.
d.	The definition of "15% Stockholder" in Section 1(nn) of the Rights Agreement is amended and restated to read in its entirety as follows:
(nn)            "15% Stockholder" shall mean any Person that Beneficially Owns 15% or more of the Voting Shares then outstanding; provided, however, that the term "15% Stockholder" shall not include:
(i)            an Exempt Person;
(ii)            any Person that would not otherwise be a 15% Stockholder but for a reduction in the number of outstanding Voting Shares after the date hereof resulting from a stock repurchase program or other similar repurchase of Voting Shares by the Company; provided, however, that the term "15% Stockholder" shall include such Person from and after the first date upon which (A) such Person, since the date of the relevant reduction in the number of outstanding Voting Shares, shall have acquired Beneficial Ownership of, in the aggregate, a number of Voting Shares equal to 1% or more of the Voting Shares then outstanding and (B) such Person shall Beneficially Own 15% or more of the Voting Shares then outstanding;
(iii)            any Person that would otherwise be a 15% Stockholder pursuant to this definition if the Board of Directors of the Company determines in good faith that such Person has become such inadvertently, and such Person as promptly as practicable after discovery of the foregoing, has ceased to be a 15% Stockholder (including in the case of Beneficial Ownership of Derivative Contracts, by terminating one or more Derivative Contracts), or has entered into such agreement or arrangement as the Board of Directors of the Company may approve or the Board of Directors of the Company is otherwise satisfied that such determination is in the best interests of the Company and its stockholders, then such Person shall not be deemed to be a 15% Stockholder for any purposes of this Agreement, and no 15% Ownership Date shall be deemed to have occurred;
(iv)            any Person who would otherwise be a 15% Stockholder as a result of an acquisition of Beneficial Ownership of Voting Shares, if such acquisition of Beneficial Ownership of Voting Shares is expressly approved in advance by the Board of Directors of the Company, provided such approval is granted prior to the Distribution Date, and provided, further, that the term "15% Stockholder" shall include such Person from and after the first date upon which (A) such Person, after the date of the approved acquisition, shall have acquired Beneficial Ownership of, in the aggregate, additional Voting Shares equal to 1% or more of the Voting Shares then outstanding and (B) such Person shall Beneficially Own 15% or more of the Voting Shares then outstanding; or
(v)            a bona fide swaps dealer if such swaps dealer would otherwise be a "15% Stockholder" as a result of its actions in the ordinary course of its business that the Board of Directors of the Company determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board of Directors of the Company shall otherwise determine, such person shall not be deemed to be a "15% Stockholder" for any purposes of this Agreement.

With respect to any Person, for all purposes of this Agreement, any calculation of the number of Voting Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Voting Shares of which such Person is the Beneficial Owner, shall include the number of Voting Shares not outstanding at the time of such calculation that such Person (including its Affiliates and Associates) is otherwise deemed to Beneficially Own for purposes of this Agreement.  The number of Voting Shares not outstanding that such Person is otherwise deemed to Beneficially Own for purposes of this Agreement shall be deemed to be outstanding for the purpose of calculating the percentage of the outstanding Voting Shares owned by such Person, including for the purpose of determining whether such Person is deemed to be a "15% Stockholder," but shall not be deemed to be outstanding for the purpose of calculating the percentage of outstanding Voting Shares Beneficially Owned by any other Person (unless such other Person is also otherwise deemed for purposes of this Agreement to Beneficially Own such Voting Shares not outstanding). Any determination made by the Board of Directors of the Company as to whether any Person is or is not a 15% Stockholder shall be conclusive and binding upon all holders of Rights.
e.	Section 1 of the Rights Agreement is amended to add the following definitions in the appropriate alphabetical order, with all other definitions being re-lettered as appropriate:
"Derivatives Contract" shall mean a contract between two or more parties (the "Receiving Party" and the "Counterparty(ies)") that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Voting Shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the "Notional Voting Shares"), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Voting Shares or other property, without regard to any short position under the same or any other Derivatives Contract.  For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.
B.	AMENDMENT TO SECTION 26.
The address of the Rights Agent in Section 26 of the Rights Agreement is amended and restated to read in its entirety as follows:

Computershare Inc.
250 Royall Street
Canton, Massachusetts 02021
Attention: Client Services
C.	DELETION OF SECTION 38.
Section 38 of the Rights Agreement is deleted in its entirety.
D.	AMENDMENT TO EXHIBIT A-FORM OF RIGHT CERTIFICATE.
a.	All references to "December 31, 2014" in the Form of Right Certificate in Exhibit A to the Rights Agreement are amended and restated to read "December 31, 2017."
b.	The first paragraph of the Form of Right Certificate in Exhibit A to the Rights Agreement is amended and restated to read in its entirety as follows:
This certifies that                                         , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Amended and Restated Rights Agreement, dated as of December 20, 2011, as amended from time to time (the "Rights Agreement"), between Standard Pacific Corp., a Delaware corporation (the "Company"), and Computershare Inc., a Delaware corporation (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York time, on the later of December 31, 2017 or the third anniversary of the Distribution Date at the office or agency of the Rights Agent designated for such purpose, or at the office of its successors as Rights Agent, one one-hundredth of a fully paid non-assessable share of Series A Junior Participating Cumulative Preferred Stock, $.01 par value (the "Preferred Shares"), of the Company, at an exercise price of $20.00 per Right (the "Exercise Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase properly completed and duly executed.  The number of Rights evidenced by this Right Certificate (and the number of Preferred Shares that may be purchased upon exercise thereof) set forth above, and the Exercise Price per share set forth above, are the number and Exercise Price as of October 30, 2014, based on the Preferred Shares as constituted at such date.
E.	DIRECTION. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

F.
EFFECTIVENESS.  This Amendment shall be effective as of the date first written above.  Except as and to the extent expressly amended hereby, the Rights Agreement shall remain in full force and effect without modification.

G.
SEVERABILITY.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

H.
GOVERNING LAW.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and performed entirely within such state, provided, however, that all provisions regarding the rights, duties, obligations and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

I.
COUNTERPARTS.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other electronic transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

J.
CONSTRUCTION.  Headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

STANDARD PACIFIC CORP.

/s/ JOHN P. BABEL
Name:	John P. Babel
Title:	Executive Vice President, General Counsel & Secretary

COMPUTERSHARE INC.,
as Rights Agent

/s/ DENNIS V. MOCCIA
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

Signature Page to Amendment No. 1 to Amended and Restated Rights Agreement